SEC FILE NO. 70-7926










                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549







                             CERTIFICATE PURSUANT TO

                                     RULE 24

                            OF PARTIAL COMPLETION OF

                                  TRANSACTIONS

                                    GPU, INC.
                      JERSEY CENTRAL POWER & LIGHT COMPANY
                           METROPOLITAN EDISON COMPANY
                          PENNSYLVANIA ELECTRIC COMPANY

                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549



-----------------------------------------------
                  In the Matter of              :
                                                :
GPU, Inc.                                       :
Jersey Central Power & Light Company            :Certificate Pursuant
Metropolitan Edison Company                     :To Rule 24 of Partial
Pennsylvania Electric Company                   :Completion of Transactions
                                                :
                                                :
                  File No. 70-7926              :
                                                :
(Public Utility Holding Company Act of 1935)    :
----------------------------------------------- :


To the Members of the Securities and Exchange Commission:

            The undersigned, GPU, Inc. ("GPU"), Jersey Central Power & Light Company ("JCP&L"), Metropolitan Edison Company ("Met-Ed") and Pennsylvania Electric Company ("Penelec"), collectively referred to as the "GPU Companies", do hereby certify pursuant to Rule 24 of the General Rules and Regulations under the Public Utility Holding Company Act of 1935, that certain of the transactions proposed in the Declaration, as amended, filed in SEC File No. 70-7926, have been carried out in accordance with the terms and conditions of, and for the purposes requested in, said Declaration and pursuant to the Commission's Order, dated March 18, 1992, and Supplemental Orders, dated October 26, 1994, July 17, 1996, December 22, 1997, and June 22, 1999,with respect to said Declaration, as follows:

          1. During the period January 1, 2000 through March 31, 2000, the GPU Companies issued no promissory notes representing borrowings under the Amended and Restated Credit Agreement, dated as of July 3, 1996, as amended including by Amendment No. 1 dated as of March 31, 1997, Amendment No. 2 dated as of May 15, 1998, and Amendment No. 3 dated as of March 2, 1999, among the GPU Companies; the banks named therein, and The Chase Manhattan
Bank, N.A., as Administrative Agent, Citibank Securities, Inc., as Syndication Agent, and Citicorp Securities, Inc. and Chase Manhattan Bank Securities, Inc., as Arrangers, and no such borrowings were outstanding thereunder at such date.

          2. At the close of business on December  31, 1999,  JCP&L,  Met-Ed and
Penelec  had  outstanding   unsecured  short-term  promissory  notes  issued  as
commercial paper as follows:

          Company                                      Amount
          -------                                      ------

          JCP&L                                                 0
          Met-Ed                                                0
          Penelec                                    $ 53,600,000

          3. During the period January 1, 2000 through March 31, 2000, GPU, JCP&L, Met-Ed, and Penelec issued and sold (and paid at maturity where such commercial paper matured on or before March 31, 2000) unsecured short-term promissory notes as commercial paper as follows:

GPU

Date of Issuance        Maturity Date                  Amount
----------------        -------------                  ------

02/09/00                   02/15/00                  $ 20,000,000
02/09/00                   02/15/00                     7,000,000
02/09/00                   02/16/00                     7,000,000
02/09/00                   02/17/00                    10,034,000
02/09/00                   02/17/00                     5,000,000
02/09/00                   02/22/00                    11,046,000
02/09/00                   03/01/00                    30,106,000
02/15/00                   02/16/00                    18,104,000
02/15/00                   02/22/00                     7,109,000
02/15/00                   02/25/00                     1,903,000
02/16/00                   03/01/00                    18,142,000
02/16/00                   03/01/00                     7,017,000
02/17/00                   02/22/00                     5,005,000
02/17/00                   02/24/00                     2,000,000
02/17/00                   03/01/00                     8,050,000
02/22/00                   03/06/00                     2,750,000
02/22/00                   03/10/00                    20,475,000
02/24/00                   03/01/00                     2,002,000
02/25/00                   03/01/00                     1,902,000
03/01/00                   03/06/00                    30,131,000
03/01/00                   03/08/00                     5,000,000
03/01/00                   03/09/00                     1,009,000
03/01/00                   03/10/00                     1,020,000
03/01/00                   03/15/00                    30,171,000
03/06/00                   03/07/00                    30,135,000
03/06/00                   03/14/00                     2,754,000
03/07/00                   03/08/00                    10,105,000
03/07/00                   03/13/00                     4,545,000
03/07/00                   03/14/00                    15,510,000
03/08/00                   03/10/00                     7,150,000
03/08/00                   03/13/00                     5,005,000
03/08/00                   03/14/00                     2,956,000
03/09/00                   03/13/00                     1,011,000

GPU cont'd
----------

Date of Issuance        Maturity Date                  Amount
----------------        -------------                  ------

03/10/00                   03/13/00                  $ 21,506,000
03/10/00                   03/14/00                     7,155,000
03/13/00                   03/14/00                     4,546,000
03/13/00                   03/14/00                    27,525,000
03/14/00                   03/15/00                    30,286,000
03/14/00                   03/24/00                    30,221,000
03/15/00                   03/16/00                    30,291,000
03/15/00                   04/04/00                    30,274,000
03/16/00                   03/17/00                    30,295,000
03/17/00                   03/20/00                    30,310,000
03/24/00                   03/27/00                    30,236,000
03/27/00                   03/28/00                    30,241,000
03/28/00                   04/03/00                    10,276,000
03/28/00                   04/04/00                    20,000,000



Met-Ed
------

Date of Issuance        Maturity Date                  Amount
----------------        -------------                  ------

01/04/00                   01/05/00                  $  1,200,000
01/20/00                   01/21/00                     7,000,000
01/21/00                   01/24/00                     6,200,000
01/24/00                   01/25/00                     4,100,000
01/25/00                   01/26/00                     2,500,000
01/26/00                   01/27/00                     4,000,000
01/27/00                   01/28/00                     3,000,000
01/31/00                   02/01/00                     2,600,000
02/01/00                   02/08/00                    13,800,000
02/02/00                   02/03/00                     7,400,000
02/03/00                   02/04/00                     6,300,000
02/04/00                   02/07/00                     7,200,000
02/07/00                   02/14/00                     7,300,000
02/08/00                   02/09/00                    12,700,000
02/09/00                   02/10/00                    11,500,000
02/10/00                   02/11/00                    11,200,000
02/11/00                   02/18/00                    12,000,000
02/14/00                   02/15/00                     4,100,000
02/16/00                   02/17/00                     1,900,000
02/17/00                   02/18/00                     2,000,000
02/18/00                   02/22/00                    14,000,000
02/22/00                   03/06/00                     4,236,000
02/22/00                   03/07/00                    20,164,000
02/22/00                   03/08/00                     5,000,000
02/22/00                   03/10/00                     6,500,000
02/23/00                   02/24/00                     4,400,000
02/24/00                   02/25/00                     1,700,000

Met-Ed cont'd
-------------

Date of Issuance        Maturity Date                  Amount
----------------        -------------                  ------

02/25/00                   02/28/00                  $  1,800,000
03/03/00                   03/10/00                     9,000,000
03/07/00                   03/08/00                    13,400,000
03/07/00                   03/14/00                    10,000,000
03/08/00                   03/09/00                    26,400,000
03/09/00                   03/10/00                    21,700,000
03/10/00                   03/13/00                    39,300,000
03/13/00                   03/14/00                    39,300,000
03/14/00                   03/15/00                    46,900,000
03/15/00                   03/16/00                    50,000,000
03/15/00                   03/16/00                    20,900,000
03/16/00                   03/17/00                    69,300,000
03/17/00                   03/20/00                    68,600,000
03/20/00                   03/21/00                     5,500,000
03/20/00                   03/21/00                    39,500,000
03/20/00                   03/27/00                    30,000,000
03/21/00                   03/22/00                    35,000,000
03/21/00                   04/04/00                    10,000,000
03/22/00                   03/23/00                    20,000,000
03/22/00                   03/29/00                    15,000,000
03/23/00                   03/24/00                    20,000,000
03/24/00                   03/28/00                    20,000,000
03/27/00                   03/28/00                    30,000,000
03/28/00                   03/29/00                    39,900,000
03/28/00                   04/04/00                    10,000,000
03/29/00                   03/30/00                     3,900,000
03/29/00                   03/30/00                    50,000,000
03/30/00                   03/31/00                    47,323,000
03/30/00                   04/07/00                     1,577,000
03/31/00                   04/03/00                     4,900,000



Penelec
-------

Date of Issuance        Maturity Date                  Amount
----------------        -------------                  ------

02/23/00                   02/24/00                  $ 10,000,000
02/23/00                   03/01/00                    16,700,000
03/01/00                   03/02/00                    16,400,000
03/02/00                   03/03/00                    19,100,000
03/03/00                   03/06/00                    22,400,000
03/06/00                   03/07/00                    20,000,000
03/07/00                   03/08/00                    14,300,000
03/07/00                   03/14/00                    10,000,000
03/08/00                   03/09/00                    20,800,000
03/09/00                   03/10/00                    15,700,000
03/10/00                   03/13/00                    18,800,000

Penelec cont'd
--------------

Date of Issuance        Maturity Date                  Amount
----------------        -------------                  ------

03/13/00                   03/14/00                  $ 17,000,000
03/14/00                   03/15/00                    25,400,000
03/15/00                   03/16/00                    50,000,000
03/15/00                   03/16/00                     1,900,000
03/16/00                   03/17/00                    49,300,000
03/17/00                   03/20/00                    48,100,000
03/20/00                   03/21/00                    44,200,000
03/21/00                   03/22/00                    33,500,000
03/21/00                   04/04/00                    10,000,000
03/22/00                   03/23/00                    20,000,000
03/22/00                   03/29/00                    11,400,000
03/23/00                   03/24/00                    17,500,000
03/24/00                   03/28/00                    21,300,000
03/27/00                   03/28/00                    17,600,000
03/28/00                   03/29/00                    16,100,000
03/29/00                   03/30/00                    24,900,000
03/30/00                   04/06/00                       500,000
03/30/00                   04/07/00                    20,900,000
03/31/00                   04/03/00                    30,000,000
03/31/00                   04/04/00                    29,751,000
03/31/00                   04/05/00                     1,000,000
03/31/00                   04/06/00                     1,000,000
03/31/00                   04/07/00                       788,000
03/31/00                   04/10/00                     6,061,000



      To summarize the above transactions, at March 31, 2000, GPU, JCP&L, Met-Ed and Penelec had outstanding unsecured short-term promissory notes issued as commercial paper as follows:

            Company                                 Amount
            -------                                 ------

            GPU                                 $  60,550,000
            JCP&L                                           0
            Met-Ed                                 26,477,000
            Penelec                               100,000,000

      4. At the close of business on December 31, 1999, the GPU Companies had outstanding unsecured short-term promissory notes representing bank borrowings under informal bank lines, as follows:

            Company                                 Amount
            -------                                 ------

            GPU                                 $123,500,000
            JCP&L                                          0
            Met-Ed                                         0
            Penelec                                        0

      During the period January 1, 2000 through March 31, 2000, the GPU Companies issued unsecured promissory notes representing bank borrowings under informal bank lines of credit as follows:

GPU
----

Issue
Date        Bank                                   Amount         Maturity
----        ----                                   ---------      --------


01/03/00    SUMMIT BANK                         $ 20,000,000      01/04/00
01/04/00    SUMMIT BANK                           19,900,000      01/05/00
01/05/00    CHASE MANHATTAN BANK                  19,900,000      01/06/00
01/06/00    CHASE MANHATTAN BANK                  16,600,000      01/07/00
01/06/00    SUMMIT BANK                           20,000,000      01/27/00
01/07/00    SUMITOMO BANK                         26,100,000      01/14/00
01/10/00    CHASE MANHATTAN BANK                  20,000,000      01/31/00
01/10/00    MERCHANTS OF BANGOR                      600,000      02/07/00
01/12/00    CHASE MANHATTAN BANK                  28,300,000      01/13/00
01/13/00    CHASE MANHATTAN BANK                  20,000,000      01/14/00
01/13/00    MERCHANTS OF BANGOR                    1,000,000      02/11/00
01/13/00    SUMITOMO BANK                          8,900,000      01/27/00
01/14/00    CHASE MANHATTAN BANK                  46,500,000      01/18/00
01/18/00    CREDIT AGRICOLE                       20,000,000      01/25/00
01/18/00    SUMITOMO BANK                         26,100,000      01/25/00
01/19/00    CHASE MANHATTAN BANK                   1,000,000      01/20/00
01/20/00    CHASE MANHATTAN BANK                   1,500,000      01/21/00
01/21/00    BANK OF NEW YORK                       2,000,000      01/24/00
01/24/00    CHASE MANHATTAN BANK                   2,400,000      01/25/00
01/25/00    CHASE MANHATTAN BANK                  22,900,000      01/26/00
01/25/00    SUMITOMO BANK                         26,100,000      01/26/00
01/26/00    CHASE MANHATTAN BANK                  49,900,000      01/27/00
01/27/00    CHASE MANHATTAN BANK                  24,000,000      01/28/00
01/27/00    SUMITOMO BANK                         35,000,000      02/03/00
01/27/00    SUMMIT BANK                           20,000,000      02/03/00
01/28/00    BANCA POPOLARE DI MILANO              30,000,000      01/31/00
01/28/00    BANK OF NEW YORK                      25,000,000      01/31/00
01/31/00    BANCA POPOLARE DI MILANO              30,000,000      02/03/00
01/31/00    CHASE MANHATTAN BANK                  26,000,000      02/01/00
01/31/00    CHASE MANHATTAN BANK                  20,000,000      02/03/00
02/01/00    CHASE MANHATTAN BANK                  26,100,000      02/02/00
02/02/00    CHASE MANHATTAN BANK                  26,500,000      02/03/00
02/03/00    BANCA POPOLARE DI MILANO               7,100,000      02/04/00
02/03/00    CHASE MANHATTAN BANK                  50,000,000      02/09/00
02/03/00    CHASE MANHATTAN BANK                  20,000,000      02/09/00
02/03/00    SUMITOMO BANK                         35,000,000      02/04/00
02/03/00    SUMMIT BANK                           20,000,000      02/09/00
02/04/00    BANCA POPOLARE DI MILANO              30,000,000      02/07/00
02/04/00    SUMITOMO BANK                         11,900,000      02/07/00
02/07/00    BANCA POPOLARE DI MILANO               7,700,000      02/08/00
02/07/00    SUMITOMO BANK                         35,000,000      02/09/00
02/08/00    BANCA POPOLARE DI MILANO               7,600,000      02/09/00
02/09/00    CHASE MANHATTAN BANK                  20,000,000      02/23/00

GPU cont'd
----------

Issue
Date        Bank                                   Amount         Maturity
----        ----                                   ------         --------


02/09/00    CHASE MANHATTAN BANK                $ 22,700,000      02/10/00
02/10/00    CHASE MANHATTAN BANK                   3,200,000      02/11/00
02/10/00    SUMMIT BANK                           20,000,000      02/23/00
02/11/00    SUMITOMO BANK                          4,400,000      02/14/00
02/14/00    CHASE MANHATTAN BANK                   4,400,000      02/15/00
02/15/00    SUMITOMO BANK                          4,600,000      02/16/00
02/16/00    SUMITOMO BANK                          5,100,000      02/17/00
02/17/00    SUMITOMO BANK                          5,200,000      02/18/00
02/18/00    SUMITOMO BANK                          5,900,000      02/22/00
02/22/00    SUMITOMO BANK                          6,400,000      02/23/00
02/23/00    CHASE MANHATTAN BANK                   2,600,000      02/24/00
02/23/00    CHASE MANHATTAN BANK                  11,500,000      03/03/00
02/25/00    BANCA POPOLARE DI MILANO               1,100,000      02/28/00
03/02/00    CHASE MANHATTAN BANK                   1,200,000      03/03/00
03/03/00    CHASE MANHATTAN BANK                  13,900,000      03/06/00
03/06/00    CHASE MANHATTAN BANK                  15,700,000      03/07/00
03/07/00    CHASE MANHATTAN BANK                  17,500,000      03/08/00
03/08/00    CHASE MANHATTAN BANK                  17,800,000      03/09/00
03/09/00    CHASE MANHATTAN BANK                  19,600,000      03/10/00
03/10/00    CHASE MANHATTAN BANK                  20,000,000      03/13/00
03/13/00    CHASE MANHATTAN BANK                  20,000,000      03/14/00
03/14/00    CHASE MANHATTAN BANK                  20,000,000      03/15/00
03/15/00    CHASE MANHATTAN BANK                  20,000,000      03/16/00
03/15/00    SUMMIT BANK                            1,000,000      03/16/00
03/16/00    CHASE MANHATTAN BANK                  20,000,000      03/17/00
03/16/00    SUMITOMO BANK                          1,000,000      03/17/00
03/17/00    CHASE MANHATTAN BANK                  20,000,000      03/20/00
03/20/00    ALLFIRST BANK                         15,000,000      04/04/00
03/20/00    CHASE MANHATTAN BANK                  20,000,000      03/21/00
03/20/00    SUMITOMO BANK                         18,200,000      03/21/00
03/21/00    CHASE MANHATTAN BANK                  20,000,000      04/04/00
03/21/00    SUMITOMO BANK                         16,200,000      03/22/00
03/22/00    CHASE MANHATTAN BANK                  21,200,000      03/23/00
03/23/00    CHASE MANHATTAN BANK                  21,100,000      03/24/00
03/24/00    CHASE MANHATTAN BANK                  19,700,000      03/27/00
03/24/00    MERCHANTS OF BANGOR                    1,600,000      04/04/00
03/27/00    SUMITOMO BANK                         19,700,000      03/28/00
03/28/00    SUMITOMO BANK                         19,700,000      03/29/00
03/29/00    CHASE MANHATTAN BANK                  19,700,000      03/30/00
03/30/00    SUMITOMO BANK                         19,700,000      03/31/00
03/31/00    SUMMIT BANK                           19,700,000      04/04/00

Met-Ed
------

Issue
Date        Bank                                   Amount         Maturity
----        ----                                   ------         --------


03/20/00    SUMMIT BANK                         $ 10,000,000      03/21/00
03/21/00    SUMITOMO BANK                          9,600,000      03/22/00
03/22/00    CHASE MANHATTAN BANK                   7,500,000      03/23/00
03/23/00    CHASE MANHATTAN BANK                   6,200,000      03/24/00
03/24/00    CHASE MANHATTAN BANK                   5,200,000      03/27/00
03/27/00    SUMITOMO BANK                          2,600,000      03/28/00


Penelec
-------

Issue
Date        Bank                                   Amount         Maturity
----        ----                                   ------         --------

02/24/00    MELLON BANK                         $  6,900,000      02/25/00
03/20/00    MELLON BANK                           20,000,000      03/27/00
03/28/00    MELLON BANK                           20,000,000      04/07/00
03/31/00    CHASE MANHATTAN BANK                   1,200,000      04/03/00

           Each such unsecured promissory note bears interest at a rate (after giving effect to any fees or compensating balance requirements) not exceeding 125% of the greater of (A) the lending bank's prime rate for commercial borrowings in effect from time to time, and (B) the Federal Funds Rate plus 1/2 of 1%, as in effect at the date of borrowing.

      During the period of January 1, 2000 through March 31, 2000, the Companies repaid unsecured promissory notes issued to banks, as follows:

GPU
---

Date            Bank                                    Amount
----            ----                                    ------

01/03/00      SUMMIT BANK                            $ 20,000,000
01/04/00      SUMMIT BANK                              20,000,000
01/05/00      SUMMIT BANK                              19,900,000
01/06/00      ALLFIRST BANK                            15,000,000
01/06/00      CHASE MANHATTAN BANK                     19,900,000
01/06/00      MERCHANTS OF BANGOR                       1,000,000
01/07/00      CHASE MANHATTAN BANK                     16,600,000
01/07/00      FIRST UNION                               9,000,000
01/10/00      CHASE MANHATTAN BANK                     20,000,000
01/12/00      BANK OF NEW YORK                         27,500,000
01/13/00      CHASE MANHATTAN BANK                     28,300,000
01/13/00      MERCHANTS OF BANGOR                       1,000,000

GPU cont'd
----------

Date          Bank                                     Amount
----          ----                                     ------

01/14/00      CHASE MANHATTAN BANK                   $ 20,000,000
01/14/00      SUMITOMO BANK                            26,100,000
01/18/00      CHASE MANHATTAN BANK                     46,500,000
01/20/00      CHASE MANHATTAN BANK                      1,000,000
01/21/00      CHASE MANHATTAN BANK                      1,500,000
01/24/00      BANK OF NEW YORK                          2,000,000
01/25/00      CHASE MANHATTAN BANK                      2,400,000
01/25/00      CREDIT AGRICOLE                          20,000,000
01/25/00      SUMITOMO BANK                            26,100,000
01/26/00      CHASE MANHATTAN BANK                     22,900,000
01/26/00      SUMITOMO BANK                            26,100,000
01/27/00      CHASE MANHATTAN BANK                     49,900,000
01/27/00      SUMITOMO BANK                             8,900,000
01/27/00      SUMMIT BANK                              20,000,000
01/28/00      BANCO POPOLARE DI MILANO                 30,000,000
01/28/00      CHASE MANHATTAN BANK                     24,000,000
01/31/00      BANCO POPOLARE DI MILANO                 30,000,000
01/31/00      BANK OF NEW YORK                         25,000,000
01/31/00      CHASE MANHATTAN BANK                     20,000,000
02/01/00      CHASE MANHATTAN BANK                     26,000,000
02/02/00      CHASE MANHATTAN BANK                     26,100,000
02/03/00      BANCO POPOLARE DI MILANO                 30,000,000
02/03/00      CHASE MANHATTAN BANK                     26,500,000
02/03/00      CHASE MANHATTAN BANK                     20,000,000
02/03/00      SUMITOMO BANK                            35,000,000
02/03/00      SUMMIT BANK                              20,000,000
02/04/00      BANCO POPOLARE DI MILANO                  7,100,000
02/04/00      SUMITOMO BANK                            35,000,000
02/07/00      BANCO POPOLARE DI MILANO                 30,000,000
02/07/00      MERCHANTS OF BANGOR                         600,000
02/07/00      SUMITOMO BANK                            11,900,000
02/08/00      BANCO POPOLARE DI MILANO                  7,700,000
02/09/00      BANCO POPOLARE DI MILANO                  7,600,000
02/09/00      CHASE MANHATTAN BANK                     50,000,000
02/09/00      CHASE MANHATTAN BANK                     20,000,000
02/09/00      SUMITOMO BANK                            35,000,000
02/09/00      SUMMIT BANK                              20,000,000
02/10/00      CHASE MANHATTAN BANK                     22,700,000
02/11/00      CHASE MANHATTAN BANK                      3,200,000
02/11/00      MERCHANTS OF BANGOR                       1,000,000
02/14/00      SUMITOMO BANK                             4,400,000
02/15/00      CHASE MANHATTAN BANK                      4,400,000
02/16/00      SUMITOMO BANK                             4,600,000
02/17/00      SUMITOMO BANK                             5,100,000
02/18/00      SUMITOMO BANK                             5,200,000
02/22/00      SUMITOMO BANK                             5,900,000
02/23/00      CHASE MANHATTAN BANK                     20,000,000
02/23/00      SUMITOMO BANK                             6,400,000
02/23/00      SUMMIT BANK                              20,000,000

GPU cont'd
----------

Date            Bank                                    Amount
----            ----                                    ------

02/24/00      CHASE MANHATTAN BANK                   $  2,600,000
02/28/00      BANCO POPOLARE DI MILANO                  1,100,000
03/03/00      CHASE MANHATTAN BANK                     11,500,000
03/03/00      CHASE MANHATTAN BANK                      1,200,000
03/06/00      CHASE MANHATTAN BANK                     13,900,000
03/07/00      CHASE MANHATTAN BANK                     15,700,000
03/08/00      CHASE MANHATTAN BANK                     17,500,000
03/09/00      CHASE MANHATTAN BANK                     17,800,000
03/10/00      CHASE MANHATTAN BANK                     19,600,000
03/13/00      CHASE MANHATTAN BANK                     20,000,000
03/14/00      CHASE MANHATTAN BANK                     20,000,000
03/15/00      CHASE MANHATTAN BANK                     20,000,000
03/16/00      CHASE MANHATTAN BANK                     20,000,000
03/16/00      SUMMIT BANK                               1,000,000
03/17/00      CHASE MANHATTAN BANK                     20,000,000
03/17/00      SUMITOMO BANK                             1,000,000
03/20/00      CHASE MANHATTAN BANK                     20,000,000
03/21/00      CHASE MANHATTAN BANK                     20,000,000
03/21/00      SUMITOMO BANK                            18,200,000
03/22/00      SUMITOMO BANK                            16,200,000
03/23/00      CHASE MANHATTAN BANK                     21,200,000
03/24/00      CHASE MANHATTAN BANK                     21,100,000
03/27/00      CHASE MANHATTAN BANK                     19,700,000
03/28/00      SUMITOMO BANK                            19,700,000
03/29/00      SUMITOMO BANK                            19,700,000
03/30/00      CHASE MANHATTAN BANK                     19,700,000
03/31/00      SUMITOMO BANK                            19,700,000



Met-Ed

Date            Bank                                    Amount
----            ----                                    ------

03/21/00      SUMMIT BANK                            $ 10,000,000
03/22/00      SUMITOMO BANK                             9,600,000
03/23/00      CHASE MANHATTAN BANK                      7,500,000
03/24/00      CHASE MANHATTAN BANK                      6,200,000
03/27/00      CHASE MANHATTAN BANK                      5,200,000
03/28/00      SUMITOMO BANK                             2,600,000

Penelec

Date            Bank                                    Amount
----            ----                                    ------

02/25/00      MELLON BANK                            $  6,900,000
03/27/00      MELLON BANK                              20,000,000



            To  summarize  the above  transactions,  at March  31,  2000 the GPU
Companies had outstanding unsecured promissory notes pursuant to informal bank lines of credit as follows:

            GPU                                      $ 56,300,000
            JCP&L                                               0
            Met-Ed                                              0
            Penelec                                    21,200,000

                                    SIGNATURE
                                    ---------

           PURSUANT TO THE REQUIREMENTS OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935, THE UNDERSIGNED COMPANIES HAVE DULY CAUSED THIS STATEMENT TO BE SIGNED ON THEIR BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

                                 GPU, INC.
                                 JERSEY CENTRAL POWER & LIGHT COMPANY
                                 METROPOLITAN EDISON COMPANY
                                 PENNSYLVANIA ELECTRIC COMPANY




                                 By: /s/ T. G. Howson
                                     ----------------------------
                                     T. G. Howson
                                     Vice President and Treasurer


Date: April 10, 2000